CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 19 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (file No. 333-85083), including the references to our firm under the heading "Accountants" in the Statement of Additional Information.



/s/ McCurdy & Associates CPA's, Inc.

February 1, 2001